Exhibit 99.1

E-Waste Systems Enters Mexico
JV with International Technology Firm Scoex
Proprietary Technology for eWaste Logistics is Part of Offering

London, UK – July 2, 2013 - - E-Waste Systems, Inc. (OTCQB: EWSI) (‘EWSI’ or the “Company”), an electronic waste management services, technology and reverse logistics company and the first public pure eWaste company, announced today its entry into Mexico via a joint venture and management agreement with Scoex S.A. de CV of Mexico City.  The deal includes rights to the first eWaste logistics Cloud-based technology – eWasteTrack™.

The deal is expected to yield $1.7Million in first twelve month revenues for EWSI, alongside the simultaneous expansion of the eWaste brand into Mexico and the integration of a proprietary and world class technology from Scoex capable of tracking and managing logistics from frontier to frontier giving EWSI first to market application for the global eWaste industry.

Martin Nielson, founder and CEO of EWSI stated “We have been in discussions with the Scoex team for many months now and are thrilled to reach this agreement.  Our global brand now enters the important market of Mexico.  We are also adding a most needed and unique technology offering and helping to accelerate our revenues at the same time – all in direct support of our key 2013 strategy.”

Nielson added, “The SCOEX team of technically savvy professionals has created an integrated global platform from source to destination that we can use to weed out improper transport and import/export trading, ensure compliance while streamlining the entire trading process.  The commercial synergies possible with the Mexico-California presence of our two companies are expected to be used as solid building blocks for our growth”.

The ‘Global E-waste Management Market 2011-2016” study, (2011)4, projects global volume of e-waste generated each year to reach 93.5 million tons in 2016 representing a CAGR of 17.6% per year from 2011 to 2016.  According to the United Nations Over 500,000 tons of that ewaste is already being generated by Mexico’s consumers each year including laptop and desktop computers, domestic electronics, telephones, cellphones and televisions and, as elsewhere, is the largest growing domestic waste stream.  The World Bank (2012) further reports that Mexico is the world’s 11th largest GDP; its economy is strongly linked to those of its North American Free Trade Agreement partners; and it has become one of the most important countries in the manufacturing of electronics2.  EWSI believes these factors combine to make a compelling case to enter the Mexico market and to enter with a well-connected partner, which possesses a significant focus on logistics technology.

EWSI’s technology partnership with Scoex S.A. including eWasteTrack™ will provide services to enhance efficiency for the entire global e-waste trade channels from ewaste suppliers through various logistic providers crossing international borders, dismantlers, recyclers, financiers, commodities brokers, customs agents, and processors involved in the refining of new raw materials. Scoex S.A is a highly experienced company focused on providing a complete e-sourcing, and global trade, all from its proprietary logistics management platform. Scoex’s philosophy is to focus on high quality, fast and low cost services to its users by combining technology, services, knowledge and operations into a seamless, on-line, and proprietary trading platform.

Scoex’s CEO Armando Flores stated: ''We are thrilled to participate in this fast growing, high value eWaste industry. EWSI is a partner with a fast growing international reach and a spotless reputation.  We think our technology and our presence in Mexico will provide a great complement to EWSI and together we expect to be able to create excellent value in the marketplace.  Scoex and EWSI share a common concern about the negative ecological impact that inefficient and improper trading can cause around the world and this venture is designed to support changes and improvements accordingly.”

According to the International Labor Office, (United Nations Geneva), Mexico has ratified the Basel Convention. The UN cited Mexico as a country with great potential to introduce state-of-the-art e-waste recycling technologies because of its small informal e-waste sector (Schluep et al., 2009).  However, Mexican municipalities have neither the legal infrastructure nor the economic or human means to address the mounting waste problem.3

EWSI is taking a new step in the eWaste industry with this project by introducing its high standard of services in a country where there is no significant electronic ewaste infrastructure yet established. Through this agreement, EWSI and Scoex are looking forward to increasing the awareness of Mexican businesses and consumers regarding the proper and efficient handling of end of life materials to harvest new raw materials, while simultaneously reducing their carbon footprint.

For more information as it happens, follow @EWasteSystemsIn on Twitter and Facebook and on the company’s blog at www.ewastesystems.blogspot.com

Or contact: Investor Relations at: ir@ewastesystems.com

References:
1.	Blumberg Associates.
2.	World Bank (economic data for Mexico)
3.	United Nations (eWaste tonnage, International Labor Office)
4.	Global eWaste Market 2011-2016, Market to Market

Industry Expansion
The e-waste and reverse logistics market has become a $100B+ annual business (Source: Blumberg Associates1), excluding much of the resale of still usable goods that flood the marketplace as new updates in software and hardware are released. Furthermore, as environmental legislation and policies sets more stringent requirements for the disposal of these items, many analysts and practitioners expect e-waste to grow faster than any other waste stream over the next 5 years. The benefits of e-waste management and recycling are many, including conservation of natural resources, creation of new jobs, prevention of environmental contamination by toxic chemicals, and reduction of energy requirements.
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About E-Waste Systems, Inc.
E-Waste Systems, Inc. is the sole pure play public company in the emerging waste electrical and electronics equipment ("WEEE") industry. EWSI targets companies facing regulatory or other mandates for handling e-waste. EWSI operates and assists its large geographical network of affiliates, apply best practices in professional management, offer state-of-the-art engineering, providing a true global e-waste solution. Additional information, including the business plan summary, is available on the Company’s website, www.ewastesystems.com.

About Scoex S. A.
Scoex S.A is a highly experienced company focused on providing software and cloud base technology, e-sourcing, global trade, and logistics management in a single platform. Scoex’s philosophy is to focus on high quality and unique services to its users by combining technology, approved services, trading knowledge and full operational support into a seamless, on-line, and proprietary trading platform.

Safe Harbor Statement: Certain statements and information included in this release may constitute "forward-looking statements" as defined in the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied in such statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.